American Superconductor Reports Fiscal 2006 Third Quarter and

Nine-Month Results

  $32.8 Million of New Orders Received in Third Quarter; Backlog Up Sharply
  Company Enters Commercial Production Phase for SuperVAR Synchronous Condensers
  Key Benchmarks Set for Fiscal 2007
  New World Record Electrical Performance Reported for Second Generation (2G) HTS Wire
  Revenue Forecast for Fiscal 2006 Adjusted to $52 to $57 Million Based on Timing of Orders
  Cash Position Remains Strong at $71.1 Million

WESTBOROUGH, Mass., Feb. 2, 2006 -- American Superconductor Corporation (NASDAQ:AMSC) today reported financial results for its fiscal third quarter and the nine-month period ended December 31, 2005.

Revenues for the third quarter of fiscal 2006 were $13.5 million. The net loss was $7.5 million or $0.23 per share. Revenues for the third quarter of fiscal 2005 were $23.2 million and the net loss was $2.5 million, or $0.09 per share.

Revenues for the first nine months of fiscal 2006, ended December 31, 2005, were $36.6 million. The net loss was $19.8 million, or $0.61 per share. Revenues for the first nine months of fiscal 2005 were $45.4 million and the net loss was $11.5 million, or $0.41 per share.

NEW ORDERS AND BACKLOG: AMSC received $32.8 million in new orders and contracts during the quarter ended December 31, 2005 -- more than the total amount of new orders received in all of fiscal 2004 or during all of fiscal 2005. The Company's total backlog of orders and contracts as of December 31, 2005 was $37.1 million, more than double the backlog of $18.4 million at September 30, 2005.

"Based on the timing of shipments of orders in hand and expected this quarter, and on the timing of the start of new government contracts, we currently forecast revenues for the fiscal year to be in the range of $52 million to $57 million," said Greg Yurek, chief executive officer. "Some of the revenues that we had earlier anticipated recognizing in the fourth fiscal quarter are now expected to be recognized in the first quarter of the next fiscal year due to timing issues."

The Company stated that with forecasted revenues in the range of $52 to $57 million, the corresponding range of net loss and net loss per share would be $22 to $25 million and $0.67 to $0.75 per share, respectively.

CASH POSITION: AMSC ended the third quarter of fiscal 2006 with $71.1 million of cash compared to $74.5 million at September 30, 2005. The Company has no long-term debt.

NEW WORLD RECORD ELECTRICAL PERFORMANCE FOR 2G HTS WIRE: The Company reported this week, at the U.S. Department of Energy 2006 Wire Development Workshop, a new world record for electrical performance for second generation (2G) HTS wire made by AMSC's proprietary, low-cost manufacturing process. "AMSC's scientists have been able to achieve an additional 11% increase in electrical performance of our 2G HTS wire to 448 Amperes of electrical current per centimeter of wire width -- approaching the benchmark of 500 Amperes per centimeter of width required for broad commercial adoption, and well above the threshold of 300 Amperes per centimeter of width for commercial introduction," said Yurek. "We plan to transfer these outstanding results to the manufacturing floor as quickly as possible, and we expect higher performance levels to be embedded in wire shipped to customers within one year. We believe this will further differentiate our 2G product offering in the marketplace."

The Company also commented on its key benchmarks. "One year ago in our earnings conference call we began providing, and updating at subsequent calls, key benchmarks for our company and the industry through the fall of 2006," said Yurek. "We have since achieved many of these very important benchmarks, which we report here. Those that have not yet been achieved are on track to be completed on schedule, and are included along with new benchmarks that we aim to achieve by March 31, 2007."

KEY BENCHMARKS ACHIEVED: The following are benchmarks that have been set and updated by the Company during the last 12 months, and which have been achieved to date:

  Obtain a release to production and ship the first commercial SuperVAR® synchronous condenser to the Tennessee Valley Authority (TVA):
    TVA released two SuperVAR synchronous condensers to commercial production in January 2006. This is the world's first commercial HTS grid solution and is of tremendous significance to the Company and the emerging HTS industry; shipment of the first SuperVAR system is expected by December 2006 (see fiscal 2007 benchmarks);
  Form a strategic alliance for the development of fault current limiters based on 2G HTS wire:
    Established a strategic alliance with Siemens in February 2005; alliance renewed for one year in February 2006 based on exceeding first-year technical performance expectations;
  Secure first generation HTS wire orders for two additional power cable projects:
    Received wire orders for three power cable projects during last 12 months (Ultera™ a Southwire/nkt cables joint venture for American Electric Power in Columbus, Ohio; Condumex Cables, a division of Grupo Condumex for Mexico; and LS Cable Co. for Korea);
  Demonstrate a repeatable production process for manufacturing 4-centimeter wide 2G HTS material and ship 2G HTS wire to customers:
    Started regular, repeatable processing of 4-centimeter wide strips in September 2005 including slitting the strips into eight "344 superconductors" per 4-cm strip; shipped first 1,000 meters of 344 superconductors to customers in third fiscal quarter;
  Start ordering full-scale manufacturing equipment for 2G HTS wire production in the fourth fiscal quarter ending March 31, 2006:
    Started ordering equipment ahead of schedule in third fiscal quarter based on successes in processing of 344 superconductors;
  Win a series of substantial multi-year contracts from the U.S. Navy and from the U.S. Department of Energy:
    Northrop Grumman/AMSC strategic business alliance won first of a series of new U.S. Navy contracts in December 2005 for the design, development and manufacture of a 40-megawatt ship propulsion generator; additional contracts expected in next 3 to 12 months (see fiscal 2007 benchmarks).

KEY BENCHMARKS SET FOR FISCAL 2007: The Company expects to achieve the following key benchmarks, many of which are new, during the next 14 months (by the end of the fiscal year ending March 31, 2007) in order to continue to strengthen the platform for profitable growth in the future:

  Ship world's first commercial SuperVAR synchronous condenser to TVA by December 2006; ship second commercial SuperVAR system to TVA by March 31, 2007;
  Secure additional new orders for SuperVAR systems;
  Install and operate the world's first transmission voltage HTS power cable in the grid of Long Island Power Authority;
  Obtain a new, large-scale HTS cable project based on first generation wire under a contract with the U.S. Department of Energy as authorized by the Energy Policy Act of 2005;
  Secure the Company's first contract for a cable project that utilizes 344 superconductors;
  Demonstrate the operation of the world's first fault current limiter prototype based on 344 superconductors;
  Sell over 10,000 meters of 344 superconductors to customers, continuing to drive the migration from 1G to 2G HTS wire in the global marketplace;
  As of March 31, 2007, install, commission and qualify 70% of all full-scale manufacturing equipment needed to achieve a yielded output of 344 superconductors at a rate of 300,000 meters per year (the latter rate to be achieved by December 2007);
  Ship world's first 36.5-megawatt (MW) HTS ship propulsion motor to the U.S. Navy;
  Secure the first of a series of new U.S. Navy contracts for the design and manufacture of a militarized 36.5-megawatt HTS ship propulsion motor;
  Establish a strategic business alliance for non-U.S. Navy and commercial marine applications of HTS ship propulsion motors and generators;
  Secure additional orders for AMSC's power electronics solutions (D-VAR® systems and PowerModule™ systems) to increase the amount of wind-generated electricity served by AMSC's products by 100% to 2 billion watts (2 gigawatts) of zero-emission electricity by March 31, 2007;
  Achieve a growth rate of at least 25% for Power Electronics Systems revenues in fiscal 2007.

The Company commented on the growing market for its power electronics product line for wind-generated electricity. "The rapidly growing market for wind-generated electricity continues to provide a great sales growth opportunity for our Power Electronic Systems business," Yurek said. "We currently have an installed base and orders in hand for D-VAR systems and PowerModule solutions to serve over one billion watts, or one gigawatt, of zero-emission, wind-generated electricity. These products are used to meet grid interconnection standards, which are being adopted by more and more countries that are installing wind farms, and to regulate voltage of the wind-generated electricity. We expect to have an installed base and orders in hand to be serving double that amount of wind-generated electricity, or 2 billion watts, by March 31, 2007."

LAUNCHING GROWTH FROM A STRENGTHENED BUSINESS PLATFORM: Commenting on the benchmarks already achieved, and those expected to be achieved in the next 14 months, Yurek said: "Our team has made tremendous progress over the last year in developing, testing and deploying our HTS-based products, in winning new government contracts, and in growing sales of our power electronics systems. These successes are at the core of our process for building the platform for revenue growth and profitability in the future. We have the internal capabilities, strategic alliance partners, a broad and deep patent portfolio, a leadership position in the markets addressed by our products and solutions, and a strong balance sheet. I believe these factors will help ensure strong long-term growth."

AMSC will host an investor conference call beginning at 11:00 a.m. ET on February 2 to discuss third quarter results and management's outlook for the fourth quarter.

To participate in the conference call, please dial 785-832-1508 and use conference ID "AMSC." Additionally, the conference will be simulcast at http://www.amsuper.com/investors/index.cfm and http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=86422&eventID=1201004. Re-broadcast of the call will be available from February 2 through February 9 over both of these websites. A telephonic playback of the call will also be available from 1:00 p.m. ET Thursday, February 2, 2006, through midnight ET Thursday, February 9, 2006. Please call 402-220-2572 to access the playback.

Results Report for Third Quarter Fiscal 2006

Statement of Operation Data	Three Months ended December 31,		Nine Months ended December 31,
Revenues	2005	2004	2005	2004
By business segment:
AMSC Wires	$ 3,207,299	$ 2,310,315	$ 10,015,413	$ 8,706,882
SuperMachines	8,862,816	13,469,891	17,136,116	24,408,975
Power Electronic Systems	1,426,186	7,466,634	9,427,479	12,313,796

Total revenues	13,496,301	23,246,840	36,579,008	45,429,653

Operating loss: By business segment:

AMSC Wires	(5,585,902)	(4,585,777)	(16,443,626)	(10,575,584)
SuperMachines	(273,621)	512,103	(759,005)	133,805
Power Electronic Systems	(1,950,030)	2,001,385	(3,194,911)	179,294
Unallocated corporate expenses	(468,467)	(576,084)	(1,425,809)	(1,607,101)

Operating loss	(8,278,020)	(2,648,373)	(21,823,351)	(11,869,586)

Interest and other income/(expense)	826,101	184,662	1,974,201	376,026

Net loss	($7,451,919)	($2,463,711)	($19,849,150)	($11,493,560)

Net loss per share-(Basic & Diluted)	($0.23)	($0.09)	($0.61)	($0.41)

Weighted average shares outstanding	32,592,878	27,867,866	32,696,223	27,784,425

Selected Balance Sheet Data	December 31, 2005	March 31, 2005
Cash, cash equivalents, short and long- term investments	$ 71,104,459	$ 87,581,221
Selected current assets:
Accounts receivable, net	$ 5,897,547	$ 5,464,726
Inventory	$ 8,783,841	$ 6,872,197

Property, plant and equipment	$ 91,936,775	$ 91,108,633
Less: accumulated depreciation	(44,351,849)	(39,769,469)
Property, plant and equipment, net	$ 47,584,926	$ 51,339,164

Total assets	$140,610,236	$158,917,074

Accounts payable & accrued expenses	$ 12,386,062	$ 13,394,690
Deferred revenue	$ 2,959,477	$ 2,012,030

Stockholders' equity	$125,264,697	$143,510,354

About American Superconductor Corporation (NASDAQ:AMSC)

AMSC is the world's principal vendor of high temperature superconductor (HTS) wire and large rotating superconductor machinery, and it is a world- leading supplier of dynamic reactive power grid stabilization products. AMSC's HTS wire and power electronic converters are at the core of a broad range of new electricity transmission and distribution, transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems.

The company's products are supported by hundreds of patents and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. More information is available at www.amsuper.com.

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American Superconductor and design, AMSC, POWERED BY AMSC, Revolutionizing the Way the World Uses Electricity, PQ-IVR and DVC are trademarks of and D-VAR and SuperVAR are registered trademarks of American Superconductor Corporation. All other trademarks are the property of their respective owners

Any statements in this release about future expectations, plans and prospects for the Company, including statements containing the words "believes," "anticipates," "plans," "expects," "will" and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the Company's ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the Company's products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the Company will infringe intellectual property rights of others; the competition encountered by the Company, including several large Japanese companies. Reference is made to these and other factors discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operation" section of the Company's most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company's views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date this press release is issued.

Contact Information
Media	Lisa-Marie Barker 508-621-4375 American Superconductor lbarker@amsuper.com
Investors	Kevin Bisson 508-621-4220 American Superconductor investor@amsuper.com